Exhibit 4.3

                                  I-TRAX, INC.
                          2000 EQUITY COMPENSATION PLAN
               AMENDED AND RESTATED 2001 EQUITY COMPENSATION PLAN

                          NOTICE OF STOCK OPTION GRANT

         You have been granted the following option to purchase Common Stock of I-trax, Inc. (the "Company"):

Name of Grantee:

Total Number of Shares Covered by Option:                  See attached Employee Vesting Report(s)

Type of Option:                                            Incentive Stock Option and/or Non Qualified
                                                           Stock Option, as indicated on the attached
                                                           Employee Vesting Report(s)
Exercise Price Per Share:                                  See attached Employee Vesting Report(s)

Date of Grant:                                             See attached Employee Vesting Report(s)

Vesting Schedule:                                          See attached Employee Vesting Report(s)

Date Exercisable:                                          See attached Employee Vesting Report(s)

Expiration Date:                                           See attached Employee Vesting Report(s)

         By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the I-trax 2000 Equity Compensation Plan or Amended and Restated 2001 Equity Compensation Plan, as applicable (each of which is available on the Company's public network drive, in the Stock Option Plan folder), and the Stock Option Grant Agreement (which is attached to this Notice of Stock Option Grant). These documents, together with this Notice of Stock Option Grant, constitute the operative documents of your option grant.

GRANTEE:                                   I-TRAX, INC.

_____________________________              _____________________________
                                           Frank A. Martin, Chairman
_____________________________
(Print Name)


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                                  I-TRAX, INC.
                          2000 EQUITY COMPENSATION PLAN
               AMENDED AND RESTATED 2001 EQUITY COMPENSATION PLAN
                               STOCK OPTION GRANT

         This Stock Option Grant (the "Agreement") is made by I-trax, Inc. (the "Company") to the Grantee identified on the Notice of Stock Option Grant attached to this Agreement effective as of the Date of Grant(s) identified on the Notice of Stock Option Grant.

                                    RECITALS

A. Grantee is an employee of the Company [and is performing certain services for the Company] [, and Grantee and the Company are parties to an employment agreement (the "Employment Agreement") pursuant to which Grantee is performing for the Company or its affiliates the services set forth in the Employment Agreement] ("Employment Services").

B. The I-trax, Inc. 2000 Equity Compensation Plan and Amended and Restated 2001 Equity Compensation Plan (collectively, the "Plans" and, individually, a "Plan") provide for the grant of options to purchase shares of common stock of the Company. The Board of Directors of the Company (the "Board"), which administers the Plans, is making a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its shareholders. A copy of the applicable Plan is attached to or incorporated by reference in this Agreement.

C. Certain terms with initial capital letters used in this Agreement are defined in the applicable Plan or in the Notice of Stock Option Grant, as specifically set forth in each case.

         NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option.

(a) Subject to the terms and conditions set forth in (i) this Agreement, (ii) the applicable Plan, (iii) the Notice of Stock Option Grant [and (iv) the Employment Agreement], the Company hereby grants to the Grantee a stock option (the "Option") to purchase the number of Shares of Common Stock of the Company set forth in the Notice of Stock Option Grant at the Exercise Price per Share likewise set forth in the Notice of Stock Option Grant. The Option shall become exercisable according to Paragraph 2 below.

(b) The Option is designated as an incentive stock option, as described in Paragraph 5 below. However, if and to the extent the Option exceeds the limits for an incentive stock option (which would be indicated on the Employee Vesting Report(s) that

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is part of the Notice of Stock Option Grant), as described in Paragraph 5, the portion of the Option that exceeds the limits shall be a nonqualified stock option.

2. Exercisability of Option. [Unless specifically provided otherwise in the Employment Agreement,] the Option shall become exercisable on the dates identified in the Notice of Stock Option Grant, if the Grantee is providing Employment Services on the applicable date. The exercisability of the Option is cumulative.

3. Term of Option.

(a) The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) [Unless specifically provided otherwise in the Employment Agreement,] the Option shall automatically terminate upon the happening of the first of the following events:

                           (i) The expiration of the 90-day period after the Grantee ceases to provide Employment Services to the Company, if such cessation is for any reason other than Disability (as defined in the applicable Plan), death or Cause (as defined in the [Plan] [Employment Agreement]).

                           (ii) The expiration of the one-year period after the Grantee ceases to provide Employment Services to the Company on account of the Grantee's Disability.

                           (iii) The expiration of the one-year period after the Grantee ceases to provide Employment Services to the Company, if the Grantee dies while employed by the Company or within 90 days after the Grantee ceases to provide such Employment Services on account of a termination described in subparagraph (i) above.

                           (iv) The date on which the Grantee ceases to provide Employment Services to the Company for Cause. In addition, notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause after the Grantee ceases to provide Employment Services, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is ten years from the Date of Grant. [Unless specifically provided otherwise in the Employment Agreement,] any portion of the Option that is not exercisable at the time the Grantee ceases to provide Employment Services to the Company shall immediately terminate.

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4. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company's Chairman written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Board, by delivering Shares of the Company which shall be valued at their fair market value on the date of delivery, or (iii) by such other method as the Board may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee's death) represent that the Grantee is purchasing Shares for the Grantee's own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Board approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Designation as Incentive Stock Option.

(a) This Option is designated an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If the aggregate fair market value of the stock on the date of the grant with respect to which incentive stock options are exercisable for the first time by the Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary within the meaning of Section 424(f) of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a nonqualified stock option that does not meet the requirements Section 422 of the Code. If and to the extent that the Option fails to qualify as an incentive stock option under the Code, the Option shall remain outstanding according to its terms as a nonqualified stock option. To the extent the Company has determined on the Date of Grant that a portion of the Option is a nonqualified stock option, the Employee Vesting Report(s) attached to the Notice of Stock Option Grant reflects this determination.

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(b) The Grantee understands that favorable incentive stock option tax treatment is available only if the Option is exercised while the Grantee is an employee of the Company or a parent or subsidiary within the meaning of section 424(f) of the Code, or within a time specified in the Code after the Grantee ceases to be an employee. The Grantee should consult with his or her tax adviser regarding the tax consequences of the Option.

6. Change of Control. [Unless specifically provided otherwise in the Employment Agreement,] the provisions of the applicable Plan applicable to a Change of Control shall apply to the Option. [Further, unless specifically provided otherwise in the Employment Agreement,] in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the applicable Plan.

7. Restrictions on Exercise. Only the Grantee may exercise the Option during the Grantee's lifetime. After the Grantee's death, the Option shall be exercisable (subject to the limitations specified in the applicable Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

8. Grant Subject to Plan Provisions. This grant is made pursuant to the applicable Plan, the Notice of Stock Option Grant [and the Employment Agreement], the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the applicable Plan, the Notice of Stock Option Grant [and the Employment Agreement]. The grant and exercise of the Option are subject to the provisions of the applicable Plan, the Notice of Stock Option Grant, [the Employment Agreement] and to interpretations, regulations and determinations concerning the Plans and the Notice of Stock Option Grant established from time to time by the Board in accordance with the provisions of the applicable Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Board shall have the authority to interpret and construe the Option and the Notice of Option Grant pursuant to the terms of the applicable Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9. Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Employment Services [in accordance with the Employment Agreement]. The right of the Company to terminate the Employment Services [in accordance with the Employment Agreement] is specifically reserved.

10. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee's rights in the event of the Grantee's death, shall have any of the

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rights and privileges of a shareholder with respect to the Shares subject to the
Option, until certificates for Shares have been issued upon the exercise of the Option.

11. Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee's consent.

12. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chairman at 4 Hillman Drive, Suite 130, Chadds Ford, Pennsylvania 19317 (Fax: 610-459-4705), and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

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